Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-115712, and 333-104017) on Form S-8 and the registration statement (No. 333-163588) on Form S-3 of Macy’s, Inc. of our report dated March 31, 2010, with respect to the consolidated balance sheets of Macy’s, Inc. as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2010, and the effectiveness of internal control over financial reporting as of January 30, 2010, which report appears in the January 30, 2010 annual report on Form 10-K of Macy’s, Inc.

/s/ KPMG LLP

Cincinnati, Ohio

March 31, 2010